Contacts
Celera Genomics
Media & Investors                   European Media & Investors
Rob Bennett                         David Speechly, Ph.D.
(+1)240.453.3990                    (UK)(+44)207.868.2012
robert.bennett@celera.com           speechdp@celera.com


FOR IMMEDIATE RELEASE

            CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2003 RESULTS

ROCKVILLE, MD - April 23, 2003 - Celera Genomics Group (NYSE: CRA), an Applera Corporation business, today reported results for the third quarter of fiscal year 2003 ended March 31, 2003. All per share amounts refer to per share of Applera Corporation-Celera Genomics Group Common Stock.

For the recently completed quarter, Celera Genomics reported a net loss of $26.7 million, or $0.37 per share, compared to a net loss of $49.5 million, or $0.72 per share, in the same period last year. Other income (expense) for the current year quarter includes a $15.1 million non-cash charge associated with Celera's equity method investment in Discovery Partners International, Inc. (NASDAQ:DPII) This charge, which represents Celera's share of a charge for the impairment of goodwill and other long-term assets recorded by DPII, increased net loss per share by $0.13. Results for last year's quarter included $25.9 million in charges primarily related to the impairment of goodwill and other intangibles for the Paracel business. R&D expenses decreased to $27.0 million from $37.6 million in the same quarter last year, due primarily to the wind down of the research phase of the Applera Genomics Initiative and programs eliminated in the June 2002 restructuring. At the end of the quarter, the Group's cash and short-term investments were approximately $824 million.

Revenues for the quarter decreased to $20.3 million from $30.5 million for the same quarter in fiscal 2002, primarily due to Celera's decision not to pursue additional sequencing service business. Online/Information Business revenue was $16.4 million for the quarter, compared to $18.5 million in the same period last year. Operating income for the Online/Information Business was $5.2 million compared to $4.6 million in the same period last year due to reduced operating expenses. Expenses related to the Applera Genomics Initiative are not allocated to the Online/Information Business.

For the nine months ended March 31, 2003, Celera reported a net loss of $62.5 million, or $0.88 per share, compared to a net loss of $183.0 million, or $2.82 per share, for the same period last year. Included in the fiscal 2003 results is the DPII charge described above. Last year's results included a $99.0 million non-cash charge for acquired in-process R&D related to the acquisition of Axys Pharmaceuticals, Inc., in addition to the Paracel-related charge mentioned above. Revenues for this period in fiscal 2003 were $66.8 million, compared to $92.8 million for same period in fiscal 2002. For the first nine months of fiscal 2003, Online/Information Business revenue was $57.3 million and operating income was $23.6 million, compared to $52.8 million and $8.2 million, respectively, for the first nine months of fiscal 2002.

"We made additional progress in both the implementation of our Targeted Medicine strategy and in our target discovery programs," said Kathy Ordonez, President, Celera Genomics. "We recently presented results from our pancreatic cancer study that confirms our ability to use proteomics to identify candidate targets for therapeutic antibodies. We continue to believe partnered antibody development will be the best route to value creation from our proteomic programs."

The proteomics team at Celera Genomics recently began evaluating colon tissue samples, and is now processing both lung and colon cancer samples. Celera has also selected 38 differentially expressed cell surface proteins identified in its pancreatic cancer study for further validation.

While various preclinical small molecule programs have continued to move forward, toxicology and safety evaluations of the lead tryptase inhibitor for asthma originally planned for the recent quarter were not undertaken. Celera is no longer pursuing this lead compound due to its metabolic profile, but is continuing to evaluate alternatives. "Celera is committed to advancing only those compounds which show real promise of clinical and commercial success," said Robert Booth, Ph.D., Chief Scientific Officer, Celera Genomics. "We have identified alternative compounds worthy of further consideration, so we are continuing to dedicate resources toward advancing this program."

Last week, Celera Genomics announced the appointment of Stephen M. Ruben, Ph.D., to the newly created position of Vice President, Protein Therapeutics. As part of the planned expansion of its preclinical and clinical development organization, Celera has recently hired additional experienced, senior level managers and other staff with expertise in disciplines such as toxicology and pharmaceutical sciences.

Celera Genomics Outlook

Although Celera Genomics' partners will make clinical development decisions with respect to partnered compounds, Celera continues to believe that one of its compounds, most likely one of its partnered compounds, could enter clinical trials during calendar 2003. Celera Genomics also plans to initiate at least one new preclinical development program and to make significant progress in building its development organization to support these programs during this calendar year.

The financial outlook for Celera Genomics for fiscal 2003 is as follows:

o Fiscal 2003 Cash Burn: Celera Genomics' cash use is expected to be between $66 and $72 million, due to lower than previously anticipated R&D expenses. This outlook includes Celera Genomics' portion of the funding for the Celera Diagnostics joint venture and excludes the conversion of $17 million of short-term investments to long-term investments that occurred during the second fiscal quarter.

o Fiscal 2003 Expenses: The Group anticipates R&D expenses to be in the range of $118 to $123 million, reflecting both lower than expected costs and expenditure delays. SG&A expenses are expected to be at the low end of the previously anticipated $30 to $35 million range. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be at the low end of the previously forecasted $50 to $60 million range.

o Fiscal 2003 Revenue: Celera Genomics anticipates total revenues between $85 and $90 million. Revenues from CDS subscriptions and from Knowledge Business royalties are expected to be between $71 and $76 million.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture outlook below, reflect management's current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, reported fiscal third quarter 2003 revenues of $4.3 million, compared to $2.7 million in the same period last year. For the nine months ended March 31, 2003, reported revenues were $15.1 million compared to $6.4 million in the same period last year. Reported revenues include equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics, and fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners. End-user sales of products manufactured by Celera Diagnostics, including those from its alliance with Abbott Laboratories, were $5.8 million and $14.7 million in the fiscal third quarter and nine-month periods, respectively, compared to $3.4 million and $8.0 million in the year-earlier periods. These increases were primarily due to continued adoption of cystic fibrosis analyte specific reagents
(ASRs).

Net cash use was $15.8 million in the third quarter of fiscal 2003 compared to $14.8 million in the third quarter of fiscal 2002. The pre-tax loss for the quarter was $12.6 million, compared to $12.3 million in the same period last year. Pre-tax losses for the nine-month period ended March 31, 2003 increased to $35.8 million from $30.2 million in the year-ago period, as higher R&D expenses associated with discovery programs and product development were partially offset by higher revenue.

Other developments at Celera Diagnostics over the last three months include the following:

o In February, Celera Diagnostics received additional clearance from the U.S. Food and Drug Administration to market its ViroSeq(TM) HIV-1 Genotyping System as an in vitro diagnostic product. This latest 510(k) clearance covers the use of the ViroSeq system with the ABI PRISM(R) 3100 Genetic Analyzer, an automated sequencer that is used in many hospitals and clinical laboratories. Abbott Laboratories has recently begun promotion of the ViroSeq System for use on the 3100 analyzer.

o New ASRs for genotyping and measuring viral load of the hepatitis C virus are being evaluated by several key customers in conjunction with Abbott Laboratories.

o Six disease association studies are progressing toward completion. The most advanced disease association studies related to Alzheimer's Disease and cardiovascular disease are in replication.

Celera Diagnostics Joint Venture Outlook

For fiscal 2003, Celera Diagnostics anticipates end-user sales, including those from its alliance with Abbott Laboratories, to be near the top of the previous $18 to $22 million outlook range. This outlook assumes continued demand growth. For fiscal 2003, Celera Diagnostics now anticipates pretax losses to be at the low end of the previously forecasted $50 to $60 million range, and net cash use of $55 to $65 million, including capital spending of approximately $10 million.

During calendar 2003, Celera Diagnostics continues to anticipate that it will launch several new products, including new ASRs for at least two diseases, contingent upon success in its disease association studies.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 10:00 a.m. (EDT) with investors and media to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

o  Applied Biosystems Group   10:00 a.m. (EDT)
o  Celera Diagnostics         10:45 a.m.
o  Celera Genomics Group      11:00 a.m.

pDuring each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (+1) 706.634.4992 (code "applera") at any time from 9:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.celera.com and go to the Investor section. A digital recording will be available approximately two hours after the completion of the conference call on April 23 until May 4, 2003. Interested parties should call 706.645.9291 and enter conference ID 9693372.

About Applera Corporation and Celera Genomics

Applera Corporation comprises two operating groups. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics' businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics' reliance on Applied Biosystems' emerging Knowledge Business for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics' related information assets; (3) Celera Genomics' and Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products, (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics' or Celera Diagnostics' products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics' and Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics' reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics' business; (11) potential liabilities of Celera Genomics related to use of hazardous materials;
(12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics' dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics' or Celera Diagnostics' products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products;
(19) the risk of earthquakes, which could interrupt Celera Diagnostics' and/or Celera Genomics' operations; and (20) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright(C)2003. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera

                                       ###

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                           Three months ended             Nine months ended
                                                               March 31,                       March 31,
                                                    -----------------------------     ---------------------------
                                                         2003              2002          2003            2002
                                                    -------------     -----------     -----------     -----------
Net revenues                                        $        20.3     $      30.5     $      66.8     $      92.8
Costs and expenses
  Cost of sales                                               3.0            15.4            10.1            45.3
  Research and development                                   27.0            37.6            92.3            96.0
  Selling, general and administrative                         7.9            13.7            22.0            40.2
  Amortization of intangible assets                           0.7             2.6             5.2             4.7
  Other special charges                                                      23.0                            23.0
  Acquired research and development                                                                          99.0
                                                    -------------     -----------     -----------     -----------
Operating loss                                              (18.3)          (61.8)          (62.8)         (215.4)
Loss on investments, net                                     (0.1)                           (0.3)
Interest income, net                                          3.8             6.6            13.7            26.0
Other income (expense), net                                 (14.6)           (3.6)          (17.3)           (5.3)
Loss from joint venture                                     (12.6)          (12.3)          (35.8)          (30.2)
                                                    -------------     -----------     -----------     -----------
Loss before income taxes                                    (41.8)          (71.1)         (102.5)         (224.9)
Benefit for income taxes                                     15.1            21.6            40.0            41.9
                                                    -------------     -----------     -----------     -----------
Net loss                                            $       (26.7)    $     (49.5)    $     (62.5)    $    (183.0)
                                                    =============     ===========     ===========     ===========

Net loss per share
     Basic and diluted                              $       (0.37)    $     (0.72)    $     (0.88)    $     (2.82)

Average common shares outstanding
     Basic and diluted                                 71,676,000      68,406,000      71,395,000      64,987,000


APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                          Applied         Celera
                                                        Biosystems       Genomics      Celera
                                                           Group          Group      Diagnostics   Eliminations    Consolidated
                                                         ---------       --------    -----------   ------------    ------------
Net revenues                                             $   409.4       $   20.3       $   4.3       $   (3.0)      $  431.0
Cost of sales                                                202.3            3.0           2.3           (1.5)         206.1
                                                         ---------       --------       -------       --------       --------
Gross margin                                                 207.1           17.3           2.0           (1.5)         224.9
Selling, general and administrative                           94.5            7.9           2.9                         105.3
Research, development and engineering                         60.0           27.0          11.7           (1.7)          97.0
Amortization of intangible assets                                             0.7                                         0.7
                                                         ---------       --------       -------       --------       --------
Operating income (loss)                                       52.6          (18.3)        (12.6)           0.2           21.9
Loss on investments, net                                      (2.1)          (0.1)                                       (2.2)
Interest income, net                                           3.1            3.8                                         6.9
Other income (expense), net                                    1.3          (14.6)                                      (13.3)
Loss from joint venture                                                     (12.6)                        12.6
                                                         ---------       --------       -------       --------       --------
Income (loss) before income taxes                             54.9          (41.8)        (12.6)          12.8           13.3
Provision (benefit) for income taxes                          14.8          (15.1)             a                         (0.3)
                                                         ---------       --------       -------       --------       --------
Net income (loss)                                        $    40.1       $  (26.7)      $ (12.6)      $   12.8       $   13.6
                                                         =========       ========       =======       ========       ========

Net income (loss) per share
     Basic and diluted                                   $    0.19       $  (0.37)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                          Applied         Celera
                                                        Biosystems       Genomics      Celera
                                                           Group          Group      Diagnostics   Eliminations    Consolidated
                                                         ---------       --------    -----------   ------------    ------------
Net revenues                                             $   409.0       $   30.5       $   2.7       $  (7.7)      $  434.5
Cost of sales                                                192.6           15.4           1.9          (6.9)         203.0
                                                         ---------       --------       -------       -------       --------
Gross margin                                                 216.4           15.1           0.8          (0.8)         231.5
Selling, general and administrative                           93.0           13.7           2.0          (0.1)         108.6
Research, development and engineering                         56.6           37.6          11.1          (1.7)         103.6
Amortization of intangible assets                                             2.6                                        2.6
Other special charges                                                        23.0                                       23.0
                                                         ---------       --------       -------       -------       --------
Operating income (loss)                                       66.8          (61.8)        (12.3)          1.0           (6.3)
Loss on investments, net                                      (0.4)                                                     (0.4)
Interest income, net                                           2.7            6.6                                        9.3
Other income (expense), net                                                  (3.6)                        0.1           (3.5)
Loss from joint venture                                                     (12.3)                       12.3
                                                         ---------       --------       -------       -------       --------
Income (loss) before income taxes                             69.1          (71.1)        (12.3)         13.4           (0.9)
Provision (benefit) for income taxes                          20.0          (21.6)             a          3.6            2.0
                                                         ---------       --------       -------       -------       --------
Net income (loss)                                        $    49.1       $  (49.5)      $ (12.3)      $   9.8       $   (2.9)
                                                         =========       ========       =======       =======       ========

Net income (loss) per share
     Basic and diluted                                   $    0.23       $  (0.72)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2003
(Dollar amounts in millions except per
share amounts) (Unaudited)


                                                          Applied         Celera
                                                        Biosystems       Genomics      Celera
                                                           Group          Group      Diagnostics   Eliminations    Consolidated
                                                         ---------       --------    -----------   ------------    ------------
Net revenues                                             $   1,250.0     $    66.8     $  15.1     $  (10.5)        $  1,321.4
Cost of sales                                                  621.4          10.1         6.9         (7.1)             631.3
                                                         -----------     ---------     -------     --------         ----------
Gross margin                                                   628.6          56.7         8.2         (3.4)             690.1
Selling, general and administrative                            294.3          22.0         8.6                           324.9
Research, development and engineering                          180.2          92.3        35.4         (4.4)             303.5
Amortization of intangible assets                                              5.2                                         5.2
Other special charges                                           24.3                                                      24.3
                                                         -----------     ---------     -------     --------         ----------
Operating income (loss)                                        129.8         (62.8)      (35.8)         1.0               32.2
Loss on investments, net                                        (2.1)         (0.3)                                       (2.4)
Interest income, net                                             9.3          13.7                                        23.0
Other income (expense), net                                      4.8         (17.3)                                      (12.5)
Loss from joint venture                                                      (35.8)                    35.8
                                                         -----------     ---------     -------     --------         ----------
Income (loss) before income taxes                              141.8        (102.5)      (35.8)        36.8               40.3
Provision (benefit) for income taxes                            38.3         (40.0)           a         2.9                1.2
                                                         -----------     ---------     -------     --------         ----------
Income (loss) from continuing operations                       103.5         (62.5)      (35.8)        33.9               39.1
Loss from discontinued operations,
  net of income taxes                                          (16.4)                                                    (16.4)
                                                         -----------     ---------     -------     --------         ----------
Net income (loss)                                        $      87.1     $   (62.5)    $ (35.8)    $   33.9         $     22.7
                                                         ===========     =========     =======     ========         ==========

Income (loss) from continuing operations per share
     Basic                                               $      0.50     $   (0.88)
     Diluted                                             $      0.49     $   (0.88)
Loss from discontinued operations per share
     Basic and diluted                                   $     (0.08)    $       -
Net income (loss) per share
     Basic                                               $      0.42     $   (0.88)
     Diluted                                             $      0.41     $   (0.88)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2002
(Dollar amounts in millions except per
share amounts) (Unaudited)


                                                          Applied         Celera
                                                        Biosystems       Genomics      Celera
                                                           Group          Group      Diagnostics   Eliminations    Consolidated
                                                         ---------       --------    -----------   ------------    ------------
Net revenues                                             $  1,186.7       $   92.8       $    6.4       $ (26.4)     $  1,259.5
Cost of sales                                                 568.7           45.3            4.5         (22.7)          595.8
                                                         ----------       --------       --------       --------     ----------
Gross margin                                                  618.0           47.5            1.9          (3.7)          663.7
Selling, general and administrative                           278.4           40.2            6.5          (0.1)          325.0
Research, development and engineering                         161.6           96.0           25.6          (6.6)          276.6
Amortization of intangible assets                                              4.7                                          4.7
Other special charges                                                         23.0                                         23.0
Acquired research and development                               2.2           99.0                                        101.2
                                                         ----------       --------       --------       --------     ----------
Operating income (loss)                                       175.8         (215.4)         (30.2)          3.0           (66.8)
Loss on investments, net                                       (0.4)                                                       (0.4)
Interest income, net                                            9.0           26.0                                         35.0
Other income (expense), net                                                   (5.3)                         0.1            (5.2)
Loss from joint venture                                                      (30.2)                        30.2
                                                         ----------       --------       --------       --------     ----------
Income (loss) before income taxes                             184.4         (224.9)         (30.2)         33.3           (37.4)
Provision (benefit) for income taxes                           54.1          (41.9)              a         (2.3)            9.9
                                                         ----------       --------       --------       --------     ----------
Net income (loss)                                        $    130.3       $ (183.0)      $  (30.2)      $  35.6      $    (47.3)
                                                         ==========       ========       ========       =======      ==========

Net income (loss) per share
     Basic                                               $     0.62       $  (2.82)
     Diluted                                             $     0.60       $  (2.82)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.